UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 9, 2012

Southwest Bancorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Oklahoma	001-34110	73-1136584
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

608 South Main Street, Stillwater, Oklahoma		74074
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	405-372-2230

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Southwest Bancorp, Inc. ("Southwest") (NASDAQ Global Select Market- OKSB, OKSBP) announced today that it has paid all previously deferred dividends on its trust preferred securities and has declared a dividend, payable on July 19, 2012, to bring all dividends current on its Series B Preferred Stock. Southwest previously announced its intention to pay these dividends, all of which have been accrued on its books.

Southwest also announced that it has terminated the resolutions adopted by its board of directors in July 2009 that, among other things, called for obtaining prior approval from the Federal Reserve Bank of Kansas City for any dividend payments. In May 2012 Southwest announced the termination of the 2010 formal agreement between the Comptroller of the Currency and Stillwater National Bank and Trust Company, Southwest’s principal banking subsidiary.

Southwest is the bank holding company for Stillwater National Bank and Trust Company and Bank of Kansas. Southwest offers commercial and consumer lending, deposit, and investment services, specialized cash management, and other financial services from offices in Oklahoma, Texas, and Kansas, and on the Internet through SNB DirectBanker®. At March 31, 2012 Southwest had total assets of $2.3 billion, deposits of $1.8 billion, and shareholders’ equity of $311.6 million.

Please read the "Risk Factors" contained in Southwest’s reports to the Securities and Exchange Commission. Southwest does not intend to, and undertakes no obligation to, update or revise any information contained in this report except as required by law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwest Bancorp, Inc.

July 9, 2012	By:	Rick Green

Name: Rick Green
Title: President and CEO